Exhibit 99.1

NEWS RELEASE	Contacts:	Todd Hornbeck, CEO
10-011		Jim Harp, CFO
Hornbeck Offshore Services
985-727-6802

For immediate Release		Ken Dennard, Managing Partner DRG&E / 713-529-6600

HORNBECK OFFSHORE ANNOUNCES SECOND QUARTER 2010 RESULTS

July 29, 2010 — Covington, Louisiana — Hornbeck Offshore Services, Inc. (NYSE:HOS) announced today results for the second quarter ended June 30, 2010. Following are highlights for this period and the Company’s future outlook:

•	Company reaffirms annual EBITDA and earnings guidance for Fiscal 2010

•	Contract backlog for new gen OSV vessel-days currently at 56%, 38% and 24% for 2H2010, 2011 and 2012

•	Company continues to experience importation delays on five OSVs in Brazil, updates in-service date guidance

•	Company currently has 20 vessels temporarily supporting oil spill relief efforts in the GoM

•	Company provides update on drilling moratorium litigation

•	Sixteenth and final vessel under OSV newbuild program #4 scheduled for September 2010 delivery

Second quarter 2010 revenues increased 14.3% to $111.9 million compared to $97.9 million for the second quarter of 2009 and increased 29.8% compared to $86.2 million for the first quarter of 2010. Operating income was $34.5 million, or 30.8% of revenues, for the second quarter of 2010 compared to $5.0 million, or 5.1% of revenues, for the prior-year quarter; and $15.7 million, or 18.2% of revenues, for the first quarter of 2010. Net income for the second quarter of 2010 was $13.0 million, or $0.48 per diluted share, compared to $0.2 million, or $0.01 per diluted share for the year-ago quarter; and $2.6 million, or $0.09 per diluted share for the first quarter of 2010. Operating income and net income, as reported, for the three months ended June 30, 2009 included a non-cash asset impairment charge of $25.8 million ($16.2 million after-tax, or $0.60 per diluted share) related to certain of the Company’s Downstream vessels and a $0.9 million ($0.6 million after-tax, or $0.02 per diluted share) non-cash impairment charge for unamortized goodwill associated with the Company’s Downstream segment. Excluding these special non-cash charges, operating income was $31.7 million, or 32.4% of revenues, and net income was $17.3 million, or $0.64 per diluted share, for the second quarter of 2009. EBITDA for the second quarter of 2010 was $54.1 million compared to second quarter 2009 EBITDA of $49.3 million and first quarter 2010 EBITDA of $33.5 million. The year-over-year increase in revenues and EBITDA

103 Northpark Boulevard, Suite 300	Phone: (985) 727-2000
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was primarily due to incremental revenues from the vessels placed in service since June 2009 under the Company’s newbuild and conversion programs. For additional information regarding EBITDA as a non-GAAP financial measure, please see Note 10 to the accompanying data tables.

Upstream Segment. Revenues from the Upstream segment were $100.5 million for the second quarter of 2010, an increase of $16.8 million, or 20.1%, from $83.7 million for the same period in 2009 and an increase of $23.9 million, or 31.2%, from $76.6 million for the first quarter of 2010. The vessels placed in service since the second quarter of 2009 under the Company’s newbuild and conversion programs accounted for a $31.6 million increase in Upstream revenues. These incremental revenues were offset by a $13.0 million decrease in revenue from the Company’s new generation OSVs that were in service during each of the quarters ended June 30, 2010 and 2009. In addition, the Company experienced a $1.8 million decrease in revenue from one of its non-core conventional OSVs that was in service during the quarter ended June 30, 2009, but has since been sold, and decreased activity at the Company’s shore-base port facility. Upstream operating income increased $2.1 million to $35.5 million, or 35.3% of revenues, for the second quarter of 2010 from $33.4 million, or 39.9% of revenues, for the second quarter of 2009. Average new generation OSV dayrates for the second quarter of 2010 increased to $23,874 compared to $21,330 for the same period in 2009. The Company’s new generation OSV dayrates were favorably impacted by certain non-recurring revenues for one of its specialty service vessels unrelated to the oil spill relief efforts in the U.S. Gulf of Mexico (“GoM”). Excluding these revenues for the sake of comparability to other periods, the Company’s new generation OSV average dayrates would have been $20,628, or 3.3% lower than the prior-year quarter and 3.2% higher than the sequential quarter. New generation OSV utilization was 71.8% for the second quarter of 2010 compared to 83.6% during the year-ago quarter and 72.9% for the sequential quarter. The Company’s average OSV utilization was adversely affected by having an average of 7.5 new generation OSVs stacked during the second quarter of 2010 due to continued soft market conditions in the GoM and by approximately 354 days of aggregate downtime related to customer-required modifications and pre-positioning of eight vessels that have mobilized or are mobilizing to Latin America during 2010 for multi-year charters. In addition, utilization for the Company’s new generation OSVs during the second quarter of 2010, which would have been significantly lower as a result of the drilling moratorium, was in-line with the sequential quarter on the strength of temporary demand related to oil spill relief activities. As a result of the weak new generation OSV market conditions that have existed since mid 2009, the Company had seven new generation OSVs stacked as of June 30, 2010 compared to eight stacked vessels as of the sequential quarter. The Company has temporarily re-activated three new generation OSVs, one vessel during the second quarter of 2010 and two vessels in July 2010, to support oil spill relief efforts in the GoM. As of July 28, 2010, the Company had eleven OSVs and four MPSVs assisting with these efforts, which are expected to be temporary in nature. Effective new generation OSV utilization for the Company’s active fleet, which excludes the impact of stacked vessels, was 84.5% for the second quarter of 2010 compared to 86.6% for the year-ago quarter.

Downstream Segment. Revenues from the Downstream segment of $11.4 million for the second quarter of 2010 decreased by $2.8 million, or 19.7%, compared to $14.2 million for the same period in 2009, but were higher than the sequential quarter by $1.8 million. Single-hulled tank barges that were in service during the second quarter of 2009, but have been retired or stacked since then, accounted for $3.3 million of the Downstream revenue decline from the year-ago quarter. This revenue decline was partially offset by a $0.5 million increase in revenue from the Company’s nine double-hulled tank barges, which were in service during each of the quarters ended June 30, 2009 and 2010. The Company’s Downstream revenues for the second quarter of 2010 were favorably impacted by one double-hulled tank barge performing well-test services for an Upstream customer in the GoM and five double-hulled tank barges temporarily supporting oil spill relief efforts. The Company’s double-hulled tank barge average dayrates were $18,708 for the second quarter of 2010 compared to $19,810 for the same period in 2009. Excluding the incremental revenues associated with the well-test revenue, dayrates would have been $17,547, a decrease of $2,263 from the prior-year quarter. Utilization for the double-hulled tank barge fleet was 74.2% for the second quarter of 2010 compared to 67.2% for the same period in 2009. Utilization improved largely due to increased activity related to the oil spill relief efforts, which are unrelated to the Company’s typical Downstream operations and are expected to be temporary in nature.

General and Administrative (“G&A”). G&A expenses of $9.6 million for the second quarter of 2010 were 8.6% of revenues compared to $7.7 million, or 7.9% of revenues, for the second quarter of 2009. This increase is primarily attributable to higher personnel costs compared to the prior-year quarter. Second quarter G&A expense margin was slightly lower than the Company’s 2010 annual guidance range of 9% to 11% of revenues. The Company allocated 92% of its second quarter G&A expenses to the Upstream segment and 8% to the Downstream segment.

Depreciation and Amortization. Depreciation and amortization expense was $19.3 million for the second quarter of 2010, or $25.0 million lower than the second quarter of 2009 primarily due to the $26.7 million asset and goodwill impairment charges for the Company’s Downstream vessels that were recorded during the second quarter of 2009. Beyond these impairment charges, the Company recorded incremental depreciation related to eight new generation OSVs and two MPSVs that were placed in service since mid 2009. Depreciation and amortization expense is expected to continue to increase from current levels as the last remaining vessel under the Company’s fourth OSV newbuild program is placed in service during the third quarter of 2010 and when this and any other acquired and newly constructed vessels undergo their initial 30-month and 60-month recertifications.

Interest Expense. Interest expense increased $10.0 million during the three months ended June 30, 2010 compared to the same period in 2009. The increase in interest expense is primarily attributable to incremental interest costs related to the Company’s $250.0 million of 8.000% senior notes due 2017, which were issued in August 2009; and lower capitalized interest driven by having fewer vessels being constructed under the Company’s newbuild and conversion programs. The Company capitalized construction period interest of $0.8 million for the second quarter 2010, which represents roughly 5% of its total interest costs for the quarter, compared to $5.1 million for the year-ago quarter, or roughly 54% of its total interest costs for such quarter. With its newbuild and conversion programs scheduled to be completed by the end of September 2010, the Company expects to capitalize annual construction period interest of $3.3 million, or 6% of its estimated total interest costs for the full fiscal year 2010.

First Half 2010 Results

Revenues for the first six months of 2010 decreased 4.6% to $198.1 million compared to $207.6 million for the same period in 2009. Operating income was $50.2 million, or 25.3% of revenues, for the first six months of 2010 compared to $50.4 million, or 24.3% of revenues, for the prior-year period. Net income for the first six months of 2010 decreased 42.9% to $15.6 million, or $0.57 per diluted share, compared to $27.3 million, or $1.01 per diluted share for the first six months of 2009. Excluding the Downstream non-cash impairment charge in the amount of $26.7 million, or $0.62 per diluted share, operating income, net income and diluted EPS for the first half of 2009 were $77.1 million, $44.1 million and $1.63 per share, respectively. The year-over-year decrease in revenues, operating income and net income was primarily due to a substantial decline in fleetwide effective dayrates for each of the Company’s segments. The decrease in revenues was partially offset by the incremental revenue contribution of vessels added to the Company’s fleet through its newbuild and conversion programs since the second quarter of 2009. The Company’s net income for the first six months of 2010 included a $0.5 million pre-tax gain ($0.3 million after tax or $0.01 per diluted share) gain on the March 2010 sale of the Cape Fear, a conventional OSV that was stacked. The Company’s net income for the first six months of 2009 included a $0.2 million pre-tax gain ($0.2 million after tax or $0.01 per diluted share) gain on the March 2009 sale of the Stapleton Service, an older tug that was stacked.

Recent Developments

In response to the April 20, 2010, Deepwater Horizon incident, the United States Department of the Interior (“DOI”) ordered a moratorium on all deepwater drilling on the OCS effective May 30, 2010. On June 7, 2010, the Company challenged the legality of the moratorium in a federal court on the basis that the moratorium is arbitrary and capricious and contrary to law. One day after holding an expedited hearing on June 21, 2010, the U.S District Court for the Eastern District of Louisiana granted the Company’s request to preliminarily enjoin the DOI’s moratorium. The DOI launched an immediate appeal to the United States Court of Appeals for the Fifth Circuit. In two subsequent rulings, both the district court and the appellate court denied the DOI’s separate requests to stay the district court’s injunction pending its appeal. As a result of the moratorium litigation brought by the Company, the May 30 moratorium is no longer legally in effect. On July 12, 2010, the DOI issued a so-called “new” moratorium and filed motions in the district court and in the appellate court seeking dismissal of the moratorium litigation as “moot.” The Company has opposed these motions and, in court filings, has asserted that the second moratorium is a de facto extension of the first moratorium, which has already been struck down. Oral arguments related to the mootness issue have been scheduled in district court for August 11, 2010. The government’s appeal of the preliminary injunction is scheduled for September 1, 2010. Following the initiation of legal proceedings by the Company, certain drilling companies have brought legal challenges in the same district court against the second moratorium, as well as the de facto moratorium affecting shallow water drilling activities. The Company does not expect that drilling activities in the GoM will recommence until such time that legal issues surrounding the moratorium and the issuance of drilling permits are resolved to the satisfaction of operators.

Future Outlook

Based on the key assumptions outlined below and in the attached data tables, the following statements reflect management’s current expectations regarding future earnings and certain events. These statements are forward-looking and actual results may differ materially. Other than as expressly stated, these statements do not include the potential impact of any future capital transactions, such as vessel acquisitions, divestitures, unexpected vessel repairs and shipyard delays, business combinations, financings and unannounced newbuild programs that may be commenced after the date of this disclosure. Additional information concerning forward-looking statements can be found in the note at the end of this news release.

Earnings Outlook

Annual 2010 Guidance. The Company expects total EBITDA for fiscal 2010 to range between $160.0 million and $200.0 million and expects full-year diluted EPS for fiscal 2010 to range between $0.58 and $1.50. Excluding incremental non-cash OID interest expense related to the Company’s convertible senior notes, adjusted EPS for fiscal 2010 is expected to range between $0.81 and $1.73.

Pro Forma Run-Rate Guidance. The two pro forma run-rate illustrations provided in the attached data tables, and further described in Note 11, are intended to demonstrate the hypothetical annual earnings power of the Company’s full-fleet complement under different market conditions and do not reflect actual or projected results for any specific period.

Key Assumptions. The Company’s forward earnings guidance, outlined above and in the attached data tables, assumes a continuation throughout the second half of 2010 of the market conditions that have generally prevailed since the mid-point of 2009 for each of the Company’s business segments. However, because of the deepwater drilling moratoriums discussed above and the significant slow-down in shelf drilling activities, there is substantial uncertainty over whether a continuation of such market conditions will in fact occur. Market conditions during the second quarter were substantially impacted by demand for oil spill response and containment vessels, which is expected to be temporary in nature.

The Company’s full-year 2010 Upstream guidance includes a partial-year contribution from additional vessels delivered or to be delivered in 2010 under its MPSV program and its fourth OSV newbuild program in accordance with the actual and estimated newbuild delivery expectations discussed below. The Company expects to own 51 new generation OSVs as of December 31, 2010. The vessel additions under the fourth OSV newbuild program should result in a projected average new generation OSV fleet complement of 49.8 vessels for the fiscal year 2010. Since June 30, 2010, the Company has reactivated two of its seven new generation OSVs that were stacked in order to temporarily support oil spill relief activities. Assuming that four of the other five inactive new generation vessels remain stacked and given the 2010 sale of one stacked conventional OSV, the Upstream guidance gives effect to an annual average of 6.1 new generation OSVs and 2.2 conventional OSVs being stacked throughout fiscal 2010. Accordingly, the Company’s active fleet of new generation OSVs, which averaged 39.2 vessels for fiscal 2009, is expected to average 43.7 vessels for fiscal 2010.

Fleetwide average new generation OSV dayrates are anticipated to be in the $18,000 to $20,000 range and fleetwide new generation OSV utilization for the 49.8-vessel fleet is anticipated to average in the low to mid-70% range during the 2010 guidance period. This average utilization estimate allows for approximately 865 days of aggregate downtime, 636 days of which were incurred during the first half of 2010, related to customer-required modifications and pre-positioning of the eight vessels that have mobilized or are mobilizing to Latin America during 2010 for multi-year charters.

The Company owns and is operating an average MPSV fleet complement of 3.8 vessels in the spot market for the fiscal year 2010. However, the DP-3 HOS Achiever incurred roughly 110 days out-of-service during the first half of 2010, for the installation of a 100-ton crane in Norway. This crane installation downtime reduced the effective MPSV fleet complement for the year to 3.5 vessel-equivalents, up from 1.8 vessels in fiscal 2009. Based on the Company’s current spot dayrate and utilization assumptions for its four MPSVs, these vessels are expected to produce EBITDA in the range of 20% to 30% of the mid-point of the company-wide fiscal 2010 guidance range compared to approximately 15% of the Company’s actual EBITDA for fiscal 2009.

The 2010 Downstream guidance reflects an active operating fleet comprised of nine double-hulled tank barges and ten ocean-going tugs for the fiscal year 2010. These vessels are projected to contribute EBITDA in the range of 3% to 6% of the mid-point of the company-wide fiscal 2010 guidance range compared to approximately 8% of the Company’s actual EBITDA for fiscal 2009. The Company will consider stacking one or more double-hulled barges and additional tugs in its Downstream segment during the second half of 2010 to deter further operating margin declines.

The Company expects that cash operating expenses per OSV vessel-day in fiscal 2010 will be in-line with fiscal 2009 levels for vessels that were in service for each of the past two years, excluding contract-related costs recoverable through higher dayrates or other revenue.

G&A expenses are expected to be in the range of 9% to 11% of revenues for the 2010 guidance period. The projected annual stock-based compensation expense, depreciation, amortization and net interest expense that underpin the Company’s diluted EPS guidance for the full-year 2010 are included in the attached data tables. Projected quarterly stock-based compensation expense, depreciation, amortization and net interest expense for the quarter ending September 30, 2010 are expected to be $2.4 million, $15.1 million, $4.8 million and $14.1 million, respectively. The Company’s annual effective tax rate is expected to be 36.9% for fiscal 2010.

Capital Expenditures Outlook

Update on Maintenance and Other Capital Expenditures. Please refer to the attached data table for a summary, by period, of historical and projected data for maintenance and other capital expenditures. Maintenance capital expenditures, which are recurring in nature, primarily include regulatory drydocking charges incurred for the recertification of vessels and other vessel capital improvements that extend a vessel’s economic useful life. Other capital expenditures, which are generally non-recurring, are comprised of the following: (i) commercial-related vessel improvements, such as cranes, remotely operated vehicles (“ROVs”) and other specialized vessel equipment, which costs are typically included in and offset by higher dayrates charged to customers; and (ii) non-vessel related capital expenditures, including costs related to the Company’s shore-based facilities or leasehold improvements and other corporate expenditures, such as information technology or office furniture and equipment. The Company expects maintenance capital expenditures and other capital expenditures to be approximately $29.0 million and $21.7 million, respectively for the full-year 2010. Over the next few years beyond 2010, the Company expects that its annually recurring maintenance capital expenditure budget for its growing fleet of vessels will range between $35.0 million and $45.0 million per year.

Update on OSV Newbuild Program #4. The Company’s fourth OSV newbuild program consisted of vessel construction contracts with three domestic shipyards to build six 240 ED class OSVs, nine 250 EDF class OSVs and one 290 class OSV, respectively. The Company has already added 15 of these 16 new generation DP-2 OSVs to its Upstream fleet on various dates since May 2008. The one remaining OSV under this newbuild program, the HOS Wildwing, is expected to be placed in service in September 2010. Inclusive of the vessel deliveries referred to above, the aggregate cost of this program is now expected to be approximately $440.0 million. From the inception of this program through June 30,

2010, the Company has incurred $427.2 million of total expected project costs, including $7.0 million incurred during the second quarter of 2010.

Please refer to the attached data tables for a summary, by period, of historical and/or projected data for each of the Company’s recent growth initiatives. The remaining capital costs to be incurred and the estimated delivery date for the one remaining vessel now under construction, which are outlined above, are based on the latest available information and are subject to change. All of the figures set forth above represent expected cash outlays and do not include the allocation of construction period interest.

Conference Call

The Company will hold a conference call to discuss its second quarter 2010 financial results and recent developments at 10:00 a.m. Eastern (9:00 a.m. Central) today, July 29, 2010. To participate in the call, dial (480) 629-9690 and ask for the Hornbeck Offshore call at least 10 minutes prior to the start time. To access it live over the Internet, please log onto the web at http://www.hornbeckoffshore.com, on the “IR Home” page of the “Investors” section of the Company’s website at least fifteen minutes early to register, download and install any necessary audio software. Please call the Company’s investor relations firm, DRG&E, at (713) 529-6600 to be added to its e-mail distribution list for future Hornbeck Offshore news releases. An archived version of the web cast will be available shortly after the call for a period of 60 days on the “IR Home” page under the “Investors” section of the Company’s website. Additionally, a telephonic replay will be available through August 5, 2010, and may be accessed by calling (303) 590-3030 and using the pass code 4331459#.

Attached Data Tables

The Company has posted an electronic version of the following three pages of data tables, which are downloadable in Microsoft Excel™ format, on the “IR Home” page of the “Investors” section of the Hornbeck Offshore website for the convenience of analysts and investors.

Hornbeck Offshore Services, Inc. is a leading provider of technologically advanced, new generation offshore supply vessels primarily in the U.S. Gulf of Mexico and Latin America, and is a leading short-haul transporter of petroleum products through its coastwise fleet of ocean-going tugs and tank barges primarily in the northeastern U.S. and the U.S. Gulf of Mexico. Hornbeck Offshore currently owns a fleet of over 80 vessels primarily serving the energy industry.

Forward-Looking Statements

This Press Release contains “forward-looking statements,” as contemplated by the Private Securities Litigation Reform Act of 1995, in which the Company discusses factors it believes may affect its performance in the future. Forward-looking statements are all statements other than historical facts, such as statements regarding assumptions, expectations, beliefs and projections about future events or conditions. You can generally identify forward-looking statements by the appearance in such a statement of words like “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “remain,” “should,” or “will,” or other comparable words or the negative of such words. The accuracy of the Company’s assumptions, expectations, beliefs and projections depends on events or conditions that change over time and are thus susceptible to change based on actual experience, new developments and known and unknown risks. The Company gives no assurance that the forward-looking statements will prove to be correct and does not undertake any duty to update them. The Company’s actual future results might differ from the forward-looking statements made in this Press Release for a variety of reasons, including the effect of any drilling moratorium issued by the Department of the Interior (“DOI”) directing lessees and operators to cease drilling new and existing deepwater wells on federal leases in the U.S. Gulf of Mexico, or any future extension of such moratorium, as well as the slow-down on the issuance of drilling permits for new wells in shallow waters due to new DOI regulations. Future results may also be impacted by proposed federal legislation or regulations that may be implemented in response to the Deepwater Horizon event. The drilling moratorium or new legislation could further aggravate a number of other existing risks, uncertainties and assumptions, including, without limitation: less than anticipated success in marketing and operating the Company’s MPSVs; bureaucratic, administrative or operating barriers that delay vessels chartered in foreign markets from going on-hire or result in contractual penalties imposed by foreign customers; further weakening of demand for the Company’s services; inability to effectively curtail operating expenses from stacked vessels; unplanned customer suspensions, cancellations, rate reductions or non-renewals of vessel charters or failures to finalize commitments to charter vessels; industry risks; further reductions in capital spending budgets by customers; decline in oil and natural gas prices; increases in operating costs; the inability to accurately predict vessel utilization levels and dayrates; less than anticipated subsea infrastructure demand activity in the U.S. Gulf of Mexico and other markets; the level of fleet additions by competitors that could result in over capacity; economic and political risks; weather related risks; the inability to attract and retain qualified marine personnel; regulatory risks; the repeal or administrative weakening of the Jones Act; the imposition of laws or regulations that result in reduced exploration and production activities in the United States or that increase the Company’s operating costs or operating requirements, including any such laws or regulations that may arise as a result of the recent drilling and lease moratorium or as a result of the oil spill disaster in the Gulf of Mexico; drydocking delays and cost overruns and related risks; vessel accidents or pollution incidents resulting in lost revenue or expenses that are unrecoverable from insurance policies or other third parties; unexpected litigation and insurance expenses; fluctuations in foreign currency valuations compared to the U.S. dollar and risks associated with expanded foreign operations. In addition, the Company’s future results may be impacted by continued volatility or further deterioration in the capital markets and the worldwide economic downturn; inflation, deflation, or other adverse economic conditions that may negatively affect it or parties with whom it does business resulting in their non-payment or inability to perform obligations owed to the Company, such as the failure of customers to fulfill their contractual obligations or the failure by individual banks to provide expected funding under the Company’s credit agreement. Should one or more of the foregoing risks or uncertainties materialize in a way that negatively impacts the Company, or should the Company’s underlying assumptions prove incorrect, the Company’s actual results may vary materially from those anticipated in its forward-looking statements, and its business, financial condition and results of operations could be materially and adversely affected. Additional factors that you should consider are set forth in detail in the Risk Factors section of the Company’s most recent Annual Report on Form 10-K as well as other filings the Company has made and will make with the Securities and Exchange Commission which, after their filings, can be found on the Company’s website www.hornbeckoffshore.com.

Regulation G Reconciliation

This Press Release also contains references to the non-GAAP financial measures of earnings, or net income, before interest, income taxes, depreciation and amortization, or EBITDA, and Adjusted EBITDA. The Company views EBITDA and Adjusted EBITDA primarily as liquidity measures and, therefore, believes that the GAAP financial measure most directly comparable to such measure is cash flows provided by operating activities. Reconciliations of EBITDA and Adjusted EBITDA to cash flows provided by operating activities are provided in the table below. Management’s opinion regarding the usefulness of EBITDA to investors and a description of the ways in which management uses such measure can be found in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, as well as in Note 10 to the attached data tables.

Hornbeck Offshore Services, Inc. and Subsidiaries

Unaudited Consolidated Statements of Operations

(in thousands, except Other Operating and Per Share Data)

Statement of Operations (unaudited):

	Three Months Ended			Six Months Ended
	June 30, 2010	March 31, 2010	June 30, 2009	June 30, 2010	June 30, 2009
Revenues	$111,885	$86,245	$97,909	$198,131	$207,556
Costs and expenses:
Operating expenses	48,507	44,332	40,879	92,839	81,450
Depreciation and amortization	19,316	17,843	44,312	37,159	59,460
General and administrative expenses	9,640	8,921	7,676	18,561	16,438

	77,463	71,096	92,867	148,559	157,348

Gain on sale of assets	95	524	(4)	619	241

Operating income	34,517	15,673	5,038	50,191	50,449
Other income (expense):
Interest income	155	94	47	249	186
Interest expense	(14,274)	(11,657)	(4,267)	(25,931)	(6,998)
Other income, net [1]	257	(23)	(9)	235	(249)

	(13,862)	(11,586)	(4,229)	(25,447)	(7,061)

Income before income taxes	20,655	4,087	809	24,744	43,388
Income tax expense	7,612	1,535	610	9,146	16,088

Net income	$13,043	$2,552	$199	$15,598	$27,300

Basic earnings per share of common stock	$0.49	$0.10	$0.01	$0.59	$1.05

Diluted earnings per share of common stock	$0.48	$0.09	$0.01	$0.57	$1.01

Weighted average basic shares outstanding	26,388	26,259	25,995	26,324	25,968

Weighted average diluted shares outstanding [2]	27,156	27,119	27,065	27,138	26,927

Other Operating Data (unaudited):

	Three Months Ended			Six Months Ended
	June 30, 2010	March 31, 2010	June 30, 2009	June 30, 2010	June 30, 2009
Offshore Supply Vessels:
Average number of new generation OSVs [3]	49.5	48.5	42.1	49.0	41.3
Average new generation fleet capacity (deadweight) [3]	124,065	121,280	103,162	122,673	100,015
Average new generation vessel capacity (deadweight)	2,505	2,499	2,452	2,502	2,420
Average new generation utilization rate [4]	71.8%	72.9%	83.6%	72.3%	88.2%
Effective new generation utilization rate [5]	84.5%	87.3%	86.6%	85.8%	89.7%
Average new generation dayrate [6]	$23,874	$19,986	$21,330	$21,946	$22,233
Effective dayrate [7]	$17,142	$14,570	$17,832	$15,867	$19,610
Tugs and Tank Barges:
Average number of double-hulled tank barges [8]	9.0	9.0	9.0	9.0	9.0
Average double-hulled fleet capacity (barrels) [8]	884,621	884,621	884,621	884,621	884,621
Average double-hulled barge size (barrels)	98,291	98,291	98,291	98,291	98,291
Average double-hulled utilization rate [4]	74.2%	75.1%	67.2%	74.7%	73.5%
Average double-hulled dayrate [9]	$18,708	$15,816	$19,810	$17,262	$20,132
Effective dayrate [7]	$13,881	$11,878	$13,312	$12,895	$14,797

Balance Sheet Data (unaudited):

	As of June 30,	As of December 31,
	2010	2009
Cash and cash equivalents	$51,800	$51,019
Working capital	92,852	85,736
Property, plant and equipment, net	1,627,893	1,602,663
Total assets	1,833,649	1,786,348
Total long-term debt	752,350	746,674
Stockholders’ equity	815,219	797,063

Cash Flow Data (unaudited):

	Three Months Ended
	June 30, 2010	June 30, 2009
Cash provided by operating activities	$51,888	$94,747
Cash used in investing activities	(51,858)	(154,460)
Cash provided by financing activities	670	61,234

Hornbeck Offshore Services, Inc. and Subsidiaries

Unaudited Other Financial Data

(in thousands, except Financial Ratios)

Other Financial Data (unaudited):

	Three Months Ended			Six Months Ended
	June 30, 2010	March 31, 2010	June 30, 2009	June 30, 2010	June 30, 2009
Upstream:
Revenues	$100,498	$76,597	$83,699	$177,096	$174,275
Operating income	$35,522	$17,188	$33,379	$52,711	$77,531
Operating margin	35.3%	22.4%	39.9%	29.8%	44.5%
Components of EBITDA [10]
Net income	$14,305	$4,167	$18,882	$18,474	$45,542
Interest expense, net	12,886	10,493	3,446	23,379	5,472
Income tax expense	8,348	2,505	11,042	10,853	26,268
Depreciation	12,592	11,394	8,718	23,986	16,032
Amortization	3,475	3,685	4,219	7,160	7,405

EBITDA [10]	$51,606	$32,244	$46,307	$83,852	$100,719

Adjustments to EBITDA
Stock-based compensation expense	$1,945	$2,013	$1,647	$3,958	$3,685
Interest income	152	91	39	243	164

Adjusted EBITDA [10]	$53,703	$34,348	$47,993	$88,053	$104,568

EBITDA [10] Reconciliation to GAAP:
EBITDA [10]	$51,606	$32,244	$46,307	$83,852	$100,719
Cash paid for deferred drydocking charges	(4,534)	(2,761)	(7,103)	(7,295)	(11,482)
Cash paid for interest	(9,709)	(9,483)	(9,709)	(19,192)	(10,185)
Cash paid for taxes	(1,623)	(726)	(1,376)	(2,349)	(8,976)
Changes in working capital	(4,610)	474	1,397	(4,138)	15,413
Stock-based compensation expense	1,945	2,013	1,647	3,958	3,685
Changes in other, net	(65)	(777)	(352)	(842)	(471)

Net cash provided by operating activities	$33,010	$20,984	$30,811	$53,994	$88,703

Downstream:
Revenues	$11,387	$9,648	$14,210	$21,035	$33,281
Operating income (loss)	$(1,005)	$(1,515)	$(28,341)	$(2,520)	$(27,082)
Operating margin	(8.8)%	(15.7)%	(199.4)%	(12.0)%	(81.4)%
Components of EBITDA [10]
Net income	$(1,262)	$(1,615)	$(18,683)	$(2,876)	$(18,242)
Interest expense, net	1,233	1,070	774	2,303	1,340
Income tax expense	(736)	(970)	(10,432)	(1,707)	(10,180)
Depreciation	2,139	2,138	27,456	4,277	30,287
Amortization	1,110	626	3,919	1,736	5,736

EBITDA [10]	$2,484	$1,249	$3,034	$3,733	$8,941

Adjustments to EBITDA
Stock-based compensation expense	$309	$345	$372	$654	$991
Interest income	3	3	8	6	22

Adjusted EBITDA [10]	$2,796	$1,597	$3,414	$4,393	$9,954

EBITDA [10] Reconciliation to GAAP:
EBITDA [10]	$2,484	$1,249	$3,034	$3,733	$8,941
Cash paid for deferred drydocking charges	(1,150)	(3,663)	(577)	(4,813)	(1,151)
Cash paid for interest	(1,580)	(1,544)	(2,152)	(3,124)	(2,266)
Cash paid for taxes	(5)	—	—	(5)	(4,765)
Changes in working capital	(838)	2,216	3,866	1,377	4,510
Stock-based compensation expense	309	345	372	654	991
Changes in other, net	31	41	(225)	72	(216)

Net cash provided by (used in) operating activities	$(749)	$(1,356)	$4,318	$(2,106)	$6,044

Consolidated:
Revenues	$111,885	$86,245	$97,909	$198,131	$207,556
Operating income	$34,517	$15,673	$5,038	$50,191	$50,449
Operating margin	30.9%	18.2%	5.1%	25.3%	24.3%
Components of EBITDA [10]
Net income	$13,043	$2,552	$199	$15,598	$27,300
Interest expense, net	14,119	11,563	4,220	25,682	6,812
Income tax expense	7,612	1,535	610	9,146	16,088
Depreciation	14,731	13,532	36,174	28,263	46,319
Amortization	4,585	4,311	8,138	8,896	13,141

EBITDA [10]	$54,090	$33,493	$49,341	$87,585	$109,660

Adjustments to EBITDA
Stock-based compensation expense	$2,254	$2,358	$2,019	$4,612	$4,676
Interest income	155	94	47	249	186

Adjusted EBITDA [10]	$56,499	$35,945	$51,407	$92,446	$114,522

EBITDA [10] Reconciliation to GAAP:
EBITDA [10]	$54,090	$33,493	$49,341	$87,585	$109,660
Cash paid for deferred drydocking charges	(5,684)	(6,424)	(7,680)	(12,108)	(12,633)
Cash paid for interest	(11,289)	(11,027)	(11,861)	(22,316)	(12,451)
Cash paid for taxes	(1,628)	(726)	(1,376)	(2,354)	(13,741)
Changes in working capital	(5,448)	2,690	5,263	(2,761)	19,923
Stock-based compensation expense	2,254	2,358	2,019	4,612	4,676
Changes in other, net	(34)	(736)	(577)	(770)	(687)

Net cash provided by operating activities	$32,261	$19,628	$35,129	$51,888	$94,747

Hornbeck Offshore Services, Inc. and Subsidiaries

Unaudited Other Financial Data

(in millions, except Per Share and Historical Data)

Forward Earnings Guidance and Projected EBITDA Reconciliation: (Unaudited)

2010 Guidance
	Full-Year 2010 Estimate		Pro Forma Run-Rate Estimate [11]
	Low	High	Low	High
			(2010 Dayrates)	(2008 Dayrates)
Vessel Count:
Average number of active new generation OSVs	43.7	43.7	51.0	51.0
Average number of active MPSVs	3.5	3.5	4.0	4.0
Average number of double-hulled tank barges	9.0	9.0	9.0	9.0

Components of Projected EBITDA [10]
Adjusted EBITDA [10]	$170.0	$210.0	$210.4	$426.3
Interest income	0.5	0.5	0.5	0.5
Stock-based compensation expense	9.5	9.5	9.5	9.5

EBITDA [10]	$160.0	$200.0	$200.4	$416.3
Depreciation	59.7	59.7	61.0	61.0
Amortization	19.8	19.8	30.6	30.6
Interest expense, net:
Interest expense	48.2	48.2	48.2	48.2
Incremental non-cash OID interest expense [12]	10.8	10.8	10.8	10.8
Capitalized interest	(3.3)	(3.3)	—	—
Interest income	(0.5)	(0.5)	(0.5)	(0.5)

Total interest expense, net	55.2	55.2	58.5	58.5
Income tax expense	9.3	24.1	18.6	98.2
Income tax rate	36.9%	36.9%	36.9%	36.9%
Net income	$16.0	$41.2	$31.7	$168.0

Weighted average diluted shares outstanding [13]	27.5	27.5	27.5	27.5
Diluted earnings per share, as reported	$0.58	$1.50	$1.15	$6.11
Incremental non-cash OID interest expense per share [12]	$0.23	$0.23	$0.25	$0.25

Diluted earnings per share, as adjusted [14]	$0.81	$1.73	$1.40	$6.36

Projected EBITDA[10] Reconciliation to GAAP:
EBITDA [10]	$160.0	$200.0	$200.4	$416.3
Cash paid for deferred drydocking charges	(18.8)	(18.8)	(22.2)	(22.2)
Cash paid for interest	(43.7)	(43.7)	(43.7)	(43.7)
Cash paid for taxes	(2.7)	(2.7)	(2.7)	(2.7)
Changes in working capital [15]	13.8	3.4	15.2	3.1
Stock-based compensation expense	9.5	9.5	9.5	9.5
Changes in other, net [15]	(1.0)	(1.0)	(1.0)	(1.0)

Cash flows provided by operating activities	$117.1	$146.7	$155.5	$359.3

Capital Expenditures Data (unaudited) 16:

Historical Data (in thousands):

	Three Months Ended			Six Months Ended
	June 30, 2010	March 31, 2010	June 30, 2009	June 30, 2010	June 30, 2009
Maintenance and Other Capital Expenditures:
Maintenance Capital Expenditures:
Deferred drydocking charges	$5,684	$6,424	$7,680	$12,108	$12,633
Other vessel capital improvements	1,011	3,599	313	4,610	2,045

	6,695	10,023	7,993	16,718	14,678

Other Capital Expenditures:
Commercial-related vessel improvements	14,661	1,498	449	16,159	501
Non-vessel related capital expenditures	944	400	256	1,344	3,030

	15,605	1,898	705	17,503	3,531

	$22,300	$11,921	$8,698	$34,221	$18,209

Growth Capital Expenditures:
MPSV program	$1,258	$5,213	$18,718	$6,471	$52,073
OSV newbuild program #4	7,040	14,309	45,691	21,349	86,225

	$8,298	$19,522	$64,409	$27,820	$138,298

Forecasted Data:
	1Q2010A	2Q2010A	3Q2010E	4Q2010E	2010E
Maintenance and Other Capital Expenditures:
Maintenance Capital Expenditures:
Deferred drydocking charges	$6.4	$5.7	$4.2	$6.3	$22.6
Other vessel capital improvements	3.6	1.0	0.7	1.1	6.4

	10.0	6.7	4.9	7.4	29.0

Other Capital Expenditures:
Commercial-related vessel improvements	1.5	14.7	2.0	—	18.2
Non-vessel related capital expenditures	0.4	0.9	1.0	1.2	3.5

	1.9	15.6	3.0	1.2	21.7

	$11.9	$22.3	$7.9	$8.6	$50.7

Growth Capital Expenditures:
MPSV program	$5.2	$1.3	$—	$—	$6.5
OSV newbuild program #4	14.3	7.0	12.8	—	34.1

	$19.5	$8.3	$12.8	$—	$40.6

[1]	Represents other income and expenses, including gains or losses related to foreign currency exchange and minority interests in income or loss from unconsolidated entities.

[2]

Stock options representing rights to acquire 401, 401 and 201 shares of common stock for the three months ended June 30, 2010, March 31, 2010 and June 30, 2009, respectively, were excluded from the calculation of diluted earnings per share, because the effect was antidilutive after considering the exercise price of the options in comparison to the average market price, proceeds from exercise, taxes, and related unamortized compensation. For the six months ended June 30, 2010 and 2009, stock options representing the rights to acquire 401 and 421 shares of common stock were excluded from the calculation of diluted earnings per share because the effect was anti-dilutive. As of June 30, 2010, March 31, 2010, and June 30, 2009, the 1.625% convertible senior notes were not dilutive, as the average price of the Company’s stock was less than the effective conversion price of $62.59 for such notes.

[3]

The Company owned 50 new generation OSVs as of June 30, 2010. Through June 30, 2010, 15 newbuild OSVs were placed in service under the Company’s fourth OSV newbuild program on various dates since May 2008. Excluded from this data are two stacked conventional OSVs that the Company considers to non-core assets. As of June 30, 2010, seven new generation OSVs were also stacked. The Company temporarily re-activated two of its stacked new generation OSVs in July 2010 to support oil spill relief efforts.

[4]	Average utilization rates are average rates based on a 365-day year. Vessels are considered utilized when they are generating revenues.

[5]	Effective utilization rate is based on a denominator comprised only of vessel-days available for service by the active fleet, which excludes the impact of stacked vessel days.

[6]

Average new generation OSV dayrate represents average revenue per day, which includes charter hire, crewing services, and net brokerage revenues, based on the number of days during the period that the OSVs generated revenues.

[7]	Effective dayrate represents the average dayrate multiplied by the utilization rate for the respective period.

[8]	The Company owned and operated nine double-hulled tank barges as of June 30, 2010. Excluded from this data are six single-hulled tank barges owned by the Company, all of which are currently stacked.

[9]

Average dayrates represent average revenue per day, including time charters, brokerage revenue, revenues generated on a per-barrel-transported basis, demurrage, shipdocking and fuel surcharge revenue, based on the number of days during the period that the tank barges generated revenue. For purposes of brokerage arrangements, this calculation excludes that portion of revenue that is equal to the cost paid by customers of in-chartering third party equipment.

[10]	Non-GAAP Financial Measure

The Company discloses and discusses EBITDA as a non-GAAP financial measure in its public releases, including quarterly earnings releases, investor conference calls and other filings with the Securities and Exchange Commission. The Company defines EBITDA as earnings (net income) before interest, income taxes, depreciation and amortization. The Company’s measure of EBITDA may not be comparable to similarly titled measures presented by other companies. Other companies may calculate EBITDA differently than the Company, which may limit its usefulness as a comparative measure.

The Company views EBITDA primarily as a liquidity measure and, as such, believes that the GAAP financial measure most directly comparable to it is cash flows provided by operating activities. Because EBITDA is not a measure of financial performance calculated in accordance with GAAP, it should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP.

EBITDA is widely used by investors and other users of the Company’s financial statements as a supplemental financial measure that, when viewed with GAAP results and the accompanying reconciliations, the Company believes provides additional information that is useful to gain an understanding of the factors and trends affecting its ability to service debt, pay deferred taxes and fund drydocking charges and other maintenance capital expenditures. The Company also believes the disclosure of EBITDA helps investors meaningfully evaluate and compare its cash flow generating capacity from quarter to quarter and year to year.

EBITDA is also a financial metric used by management (i) as a supplemental internal measure for planning and forecasting overall expectations and for evaluating actual results against such expectations; (ii) as a significant criteria for annual incentive cash bonuses paid to the Company’s executive officers and other shore-based employees; (iii) to compare to the EBITDA of other companies when evaluating potential acquisitions; and (iv) to assess the Company’s ability to service existing fixed charges and incur additional indebtedness.

In addition, the Company also makes certain adjustments, as applicable, to EBITDA for losses on early extinguishment of debt, FAS 123R stock-based compensation expense and interest income, or Adjusted EBITDA, to compute ratios used in certain financial covenants of its credit agreements with various lenders and bond investors. The Company believes that these ratios are material components of such financial covenants and failure to comply with such covenants could result in the acceleration of indebtedness or the imposition of restrictions on the Company’s financial flexibility.

Set forth below are the material limitations associated with using EBITDA as a non-GAAP financial measure compared to cash flows provided by operating activities.

•	EBITDA does not reflect the future capital expenditure requirements that may be necessary to replace the Company’s existing vessels as a result of normal wear and tear,

•

EBITDA does not reflect the interest, future principal payments and other financing-related charges necessary to service the debt that the Company has incurred in acquiring and constructing its vessels,

•	EBITDA does not reflect the deferred income taxes that the Company will eventually have to pay, and

•	EBITDA does not reflect changes in the Company’s net working capital position.

Management compensates for the above-described limitations in using EBITDA as a non-GAAP financial measure by only using EBITDA to supplement the Company’s GAAP results.

[11]

These two pro forma run-rate illustrations are intended to demonstrate the hypothetical earnings power of the Company’s full-fleet complement under different market conditions and do not reflect actual or projected results for any specific period. The “Pro Forma Run-Rate — Low” scenario illustrates the estimated operating results from the Company’s current and projected fleet complement, including any recently acquired or constructed vessels that have been placed in service since January 1, 2010, as well as the one remaining vessel currently under construction under the Company’s fourth OSV newbuild program, assuming all such vessels (including the reactivation of any vessels that are currently stacked) were placed in service as of January 1, 2010 and were working at their fiscal 2010 contracted dayrates or projected fiscal 2010 spot market dayrates (that correlate to the mid-point of the 2010 EBITDA guidance range), as applicable, commensurate with their relative size and service capabilities. The “Pro Forma Run-Rate — High” scenario illustrates the estimated operating results from the Company’s current and projected fleet complement, including any recently acquired or constructed vessels that have been placed in service since January 1, 2008, as well as the one remaining vessel currently under construction under the Company’s fourth OSV newbuild program, assuming all such vessels (including the reactivation of any vessels that are currently stacked) were placed in service as of January 1, 2008 and were working at their fiscal 2008 contracted dayrates or fiscal 2008 spot market dayrates, as applicable, commensurate with their relative size and service capabilities. All other key assumptions related to the Company’s current and projected operating fleet, including utilization, cash operating expenses, delivery dates, drydocking schedule, G&A and income tax expense, are consistent with the mid-point of the Company’s reaffirmed 2010 guidance above. After the one remaining vessel currently under construction is delivered and assuming the revolving credit facility remains undrawn, interest expense is expected to increase to an annual post-construction period run-rate of $59.0 on a projected debt balance of $800.0 in face value, offset by $0.5 of interest income to be generated on an assumed average cash balance of $66.7. The interest expense of $59.0 includes $10.8 of incremental non-cash OID interest expense that resulted from the Company’s adoption of new accounting rules as discussed in Note 12 below.

[12]	Represents incremental non-cash OID interest expense resulting from the adoption of new accounting standards pertaining to the Company’s convertible senior notes effective January 1, 2009.

[13]

Projected weighted-average diluted shares do not reflect any potential dilution resulting from the Company’s 1.625% convertible senior notes. The Company’s convertible senior notes become dilutive when the average price of the Company’s stock exceeds the effective conversion price for such notes of $62.59.

[14]	Diluted earnings per share, as adjusted, excludes the incremental impact of the recent adoption of new accounting standards pertaining to the Company’s convertible senior notes.

[15]

Projected cash flows provided by operating activities are based, in part, on estimated future “changes in working capital” and “changes in other, net,” that are susceptible to significant variances due to the timing at quarter-end of cash inflows and outflows, most of which are beyond the Company’s ability to control. However, any future variances in those two line items from the above forward looking reconciliations should result in an equal and opposite adjustment to actual cash flows provided by operating activities.

[16]	The capital expenditure amounts included in this table are cash outlays before the allocation of construction period interest, as applicable.